Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Tuesday, May 2, 2017

HYSTER-YALE MATERIALS HANDLING, INC.
ANNOUNCES FIRST QUARTER 2017 RESULTS

Quarter Highlights:

•	Lift Truck shipments increased 13.7%, revenues increased 11.3%

•	Lift Truck operating profit margin increased to 4.6%

•	Bolzoni contributed $41.6 million in revenues and $1.5 million of net income

•	Nuvera's operating loss of $9.5 million decreased from Q4 2016, but still represents an increase from Q1 2016

Cleveland, Ohio, May 2, 2017 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $713.1 million and consolidated net income of $18.1 million, or $1.10 per diluted share, for the first quarter of 2017 compared with consolidated revenues of $604.2 million and net income of $10.0 million, or $0.61 per diluted share, for the first quarter of 2016. Consolidated operating profit was $23.4 million for the first quarter of 2017 compared with $9.7 million for the first quarter of 2016. The prior year first quarter net income includes a tax benefit of $4.0 million associated with the Bolzoni acquisition.
EBITDA for the first quarter of 2017 was $36.3 million. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 8.
The Company's cash position was $65.3 million as of March 31, 2017 compared with $43.2 million as of December 31, 2016. Debt as of March 31, 2017 decreased to $143.1 million from $211.2 million as of December 31, 2016.
Consolidated cash flow before financing activities is expected to be positive and increase significantly in 2017 compared with 2016, excluding the cash paid for the Bolzoni acquisition and adjusting for the unfavorable effect of an unplanned systems-related acceleration of supplier payments in December 2016.

Lift Truck Results
The Lift Truck business reported net income of $22.3 million and revenues of $672.2 million for the first quarter of 2017 compared with net income of $13.7 million and revenues of $603.9 million for the first quarter of 2016. Lift truck operating profit was $30.6 million for the first quarter of 2017 compared with $15.8 million for the first quarter of 2016.
Consolidated worldwide new unit shipments increased to approximately 23,300 units in the first quarter of 2017 from approximately 20,500 units in the first quarter of 2016.

First quarter 2017 bookings were approximately 23,700 units, or approximately $550 million, compared with approximately 23,500 units, or approximately $490 million, in the first quarter of 2016. Worldwide backlog was approximately 30,000 units, or approximately $710 million, at March 31, 2017 compared with approximately 29,900 units, or approximately $670 million, at March 31, 2016 and approximately 29,600 units, or approximately $710 million, at December 31, 2016.

Americas
Revenues in the Americas segment, which includes the North America, Latin America and Brazil markets, increased 11.7% to $466.0 million in the first quarter of 2017 from $417.2 million in the first quarter of 2016, mainly as a result of an increase in unit shipments. Unit shipments increased by approximately 1,600 units over the first quarter of 2016 driven primarily by shipments of the Company's new Class 5 internal combustion engine standard truck and increased shipments of higher-capacity, 3.5 to 8 ton, Class 5 trucks, as well as higher shipments of Class 1 and Class 2 trucks, partly offset by fewer shipments of Class 5 Big Trucks. An increase in parts sales and favorable foreign currency movements also contributed to the revenue increase.
Operating profit in the Americas increased substantially to $29.8 million in the first quarter of 2017 compared with $15.4 million in the prior year quarter primarily as a result of improved gross profit and lower selling, general and administrative expenses, mainly due to the absence of $2.8 million of acquisition-related costs recognized in 2016. Gross profit increased $12.7 million primarily as a result of production efficiencies driven by higher unit volumes, favorable currency movements of $3.8 million and improved pricing partly offset by modest increases in material costs.
The Company expects the Americas market in 2017 to be comparable to the strong market experienced in 2016. As a result of these market conditions, as well as anticipated market share increases, unit shipments, revenues and parts sales are expected to increase over the remainder of 2017 compared with the same period in 2016 due to an increase in sales of higher-priced Class 1, 2 and 3 electric trucks and Class 5 internal combustion engine trucks. Revenues are expected to increase in each of the remaining 2017 quarters over the prior year comparable quarter, with a much smaller improvement expected in the second quarter.
Operating profit in the Americas segment is also expected to increase over the remainder of 2017 compared with 2016. This improvement is largely due to an expected increase in sales volumes of higher-margin units and the new Class 5 internal combustion engine standard truck, as well as an expected increase in product pricing, higher parts volume and favorable currency movements, partially offset by material cost inflation and higher operating expenses.

EMEA
Revenues in the EMEA segment, which includes operations in the Europe, Middle East and Africa markets, increased 10.5% to $162.4 million in the 2017 first quarter from $147.0 million in the first quarter of 2016. The revenue increase was predominantly driven by an increase in unit shipments of 1,100 units primarily related to shipments of the new Class 5 internal combustion engine standard truck and an increase in unit shipments of Class 1 electric-rider trucks, partially offset by fewer shipments of Class 5 Big Trucks. Unfavorable currency movements of $6.8 million from the translation of sales into U.S. dollars partially offset the increase in revenues.
Despite an increase in revenues, EMEA's operating profit declined to $1.5 million in the first quarter of 2017 from $2.0 million in the first quarter of 2016 as an increase in operating expenses, primarily due to higher marketing costs, more than offset modestly improved gross profit. Benefits realized in gross profit from higher shipments and related production efficiencies were almost fully offset by unfavorable currency movements of $3.1 million.

The strong U.S. dollar is expected to continue to have an unfavorable, but moderating, impact on the EMEA results in 2017.
In 2017, moderate overall growth in the EMEA market is expected to be driven by strength in the Eastern and Western Europe and Middle East and Africa markets. Units and parts revenues are expected to increase over the remainder of 2017 due to the expected stronger overall market conditions and anticipated market share gains, driven by sales of higher-priced electric trucks and Class 5 internal combustion engine trucks. Greater revenue growth is anticipated in the 2017 second quarter compared with the prior year, with an anticipated moderation in growth during the second half of the year compared with the strong second half of 2016.
Operating profit in the EMEA segment is expected to decrease over the remainder of 2017 compared with the same period in 2016 as the anticipated favorable impact of improvements in unit and parts revenues and improved pricing is expected to be more than offset by higher operating expenses and material cost inflation. During the remaining 2017 quarters, the operating profit decreases are expected to be substantially larger than in the first quarter.

JAPIC
Revenues in the JAPIC segment, which includes operations in the Asia and Pacific markets, including China, increased to $43.8 million in the first quarter of 2017 from $39.7 million in the first quarter of 2016. Revenues increased mainly as a result of an increase in unit shipments of approximately 100 units, primarily in Class 5 internal combustion engine lift trucks, including Big Trucks, and higher-priced Class 2 electric trucks.
JAPIC generated a lower operating loss of $0.7 million in the first quarter of 2017, an improvement of $0.9 million from the operating loss of $1.6 million in the first quarter of 2016. The improvement was primarily the result of higher gross profit attributable to favorable currency movements of $0.6 million, increased unit sales volumes of higher-margin lift trucks and improved pricing, partly offset by higher material costs.
Despite a large increase in the China market in the first quarter of 2017, the overall JAPIC market for full-year 2017 is expected to be comparable to 2016, with moderate improvements in all but the Japan and Pacific markets. As a result of the continued implementation of the Company's strategic initiatives, revenues and operating results are expected to improve during the remainder of 2017, particularly in the second half, compared with the same period in 2016, driven by increased unit and parts volumes and improved pricing.

Overall Lift Truck Outlook
Hyster-Yale remains focused on gaining market share in its lift truck business through the continued implementation of its key strategic initiatives of understanding customer needs, providing the lowest cost of ownership over the life-cycle of the truck, enhancing its independent distribution, increasing its warehouse market position, increasing the Company's success in the Asia markets, increasing its Big Truck market position, strengthening its sales and marketing organization, and leveraging its solutions and technology drivers.
To meet customer needs, the Company is developing new products in many segments that are expected to support its market share growth. Shipments began on the new standard 2.0-3.0 ton Class 5 internal combustion engine lift truck and the Company's new European 1-1.6 ton pedestrian pallet stacker late in the fourth quarter of 2016. In April 2017, the Company launched its new economy ReachStacker Big Truck dedicated to high-volume, container-handling applications in defined markets. As these new products gain traction and other new products in the pipeline are introduced, these new products are expected to help increase market share, improve revenues and enhance operating margins in 2017 and in the long term.
In 2017, the global lift truck market is expected to grow modestly compared with 2016. Sales volumes and unit and parts revenues in the Lift Truck business are expected to increase during the remainder of 2017 compared with the same period in 2016. The full-year increase is expected to be more than the anticipated market growth rate due to anticipated market share gains resulting from the Company's new products and the continued implementation of its other share gain initiatives. However, as a result of the strong first quarter, revenue growth in the second quarter is expected to be more modest, with growth expected to increase again in the second half of the year.
Operating profit is expected to increase in 2017 over 2016 as a result of enhanced margins through pricing, net of material cost increases, while maintaining headcount near current levels. However, a more modest operating profit improvement is anticipated in the second half of 2017 compared with 2016, primarily as a result of the substantial operating profit increase in the first quarter of 2017 combined with an anticipated softer third quarter. Overall, full-year 2017 net income is expected to increase moderately over 2016 as anticipated benefits from the improvement in operating profit are expected to be partially offset by a higher income tax rate and the absence of tax benefits recognized in 2016.
Commodity costs declined throughout 2016, but are expected to increase in 2017 from the low 2016 levels. Commodities, particularly steel, remain volatile and sensitive to changes in the global economy and the Company will continue to monitor these closely.

Bolzoni Results
For the first quarter of 2017, Bolzoni, which was acquired by Hyster-Yale on April 1, 2016, reported revenues of $41.6 million, operating profit of $2.3 million and net income of $1.5 million. Operating profit and net income include $1.4 million of pre-tax expenses related to the amortization of acquired assets.
For the twelve months ended March 31, 2017, Bolzoni reported revenues of $157.2 million, operating profit of $2.2 million and net income of $1.2 million. Bolzoni's trailing twelve month results include $2.7 million of one-time purchase accounting adjustments and $6.4 million of expenses related to the amortization of acquired assets.

Bolzoni Outlook
The majority of Bolzoni's revenues are generated in the EMEA market, primarily Eastern and Western Europe, and, to a lesser degree, in the North America market. As a result of anticipated growth in the EMEA markets, recent major customer commitments and the implementation of sales enhancement programs, Bolzoni's full-year 2017 revenues are expected to increase modestly over its revenues for the twelve months ended March 31, 2017.
In addition to the anticipated increase in revenues and the expected operating leverage resulting from the sales growth, the implementation of several, key strategic programs are expected to generate substantial growth in Bolzoni's operating profit and net income in 2017 compared with operating profit and net income for the twelve months ended March 31, 2017. In addition, the absence of one-time purchase accounting adjustments recognized in 2016 will contribute to the improvement in results. However, acquisition-related amortization costs are ongoing and expected to be approximately $1.5 million each quarter based on currency conversion rates.

Nuvera Results
Nuvera reported revenues of $2.6 million, an operating loss of $9.5 million and a net loss of $5.7 million for the first quarter of 2017 compared with revenues of $0.3 million, an operating loss of $6.1 million and a net loss of $3.7 million for the first quarter of 2016. This also compares favorably to revenues of $0.6 million, an operating loss of $12.6 million and a net loss of $7.6 million for the fourth quarter of 2016.
Revenues increased compared with the prior year quarter as Nuvera installed 2 Nuvera® Hydrogen Generator (formerly PowerTap®) units during the first quarter of 2017. In the first quarter of 2017, Nuvera shipped 29 Nuvera® Fuel Cell System (formerly PowerEdge®) units but revenue on these units will be recognized in a later period.
As a result of the ramp up of inventory for increased production of Nuvera® Fuel Cell System units, Nuvera's operating and net losses increased in the 2017 first quarter compared with the 2016 first quarter, when the product was still in the development phase. These increases were due to an increase of $1.7 million in development and production start-up expenses, including unfavorable inventory adjustments to reflect current selling prices. In addition, Nuvera had increased marketing and employee-related costs as it continues to transition from product development to commercialization.

Nuvera Outlook
Considerable progress was made at Nuvera in 2016. Given the progress made, the Company concluded in early 2017 that fully integrating Nuvera and the Lift Truck business was appropriate, with each focusing on its respective strengths through a new organizational alignment designed to enhance the overall strategic positioning and operational effectiveness of the Company's fuel-cell business.
Going forward, Nuvera will focus its efforts on leadership and excellence in the technology, manufacturing, sale and service support of fuel-cell stacks and engines. Nuvera will become a supplier of fuel-cell stacks and engines, providing service support to the Lift Truck business in the same manner as an internal combustion engine (ICE) supplier. Nuvera expects to develop a full range of fuel-cell engines for lift trucks and consider joint ventures or other structures for non-lift truck applications. Nuvera will also continue to be responsible for its hydrogen-generation appliances and its electro-chemical compressor programs.
The Lift Truck business will have full design and manufacturing responsibility for integrating fuel-cell engines into lift trucks, either in fully integrated solutions or battery box replacement solutions, in a similar manner to the integration of ICE engines and electric motors into Hyster® and Yale® lift trucks. The Lift Truck business will also have responsibility for sales and service of lift trucks powered by fuel cells, just as it does with other lift truck power solutions. Finally, the Lift Truck business will have a specialized sales support group for fuel cell powered trucks similar to other specialized groups supporting telematics, automation, warehouse and Big Trucks.
The integration of Nuvera and the Lift Truck business is currently being implemented. New, integrated and battery box replacement product development packaging solutions are now the responsibility of the Lift Truck business. Nuvera’s product development team is now focused on developing a full range of new generation, two-stack and engine solutions for lift trucks. Nuvera will have strengthened in-depth expertise in all specialized technical areas required. Sales responsibility for fuel cell powered lift trucks is currently being moved to the Lift Truck business' sales units around the world, with Nuvera sales efforts focused on being an outstanding supplier of fuel-cell engines. Basic service responsibility is also in the process of moving from Nuvera to the Lift Truck business, initially to the existing fleet management group. Over time, day-to-day service will be provided by the over 4,700 dealer field service representatives in North America. The Lift Truck business will also provide sales support activities, including financing solutions, for fuel cell powered lift trucks.

The Lift Truck business expects to integrate fuel-cell manufacturing, whether for fully integrated, fuel-cell solutions or battery box replacement solutions, into its existing manufacturing plants, initially in North America and eventually to its other plants over the long term. Nuvera expects to manufacture fuel-cell engines and phase out of battery box replacement production during 2018. Nuvera will have additional support for its fuel-cell engine business from the Lift Truck business' supply chain and quality enhancement units. Until Nuvera’s target cost structure for its fuel-cell engines is in place through supply chain and manufacturing efficiencies, inventory costs are expected to result in continued inventory adjustments to reflect current selling prices, but at a decreasing rate. Nuvera’s losses are expected to progressively decrease over 2017 and 2018. The net impact of added operational expenses on the Lift Truck business is expected to be modest as existing resources are re-deployed to focus on the sale, development and manufacture of battery box replacements and integrated solutions.
This organizational alignment of Nuvera and the Lift Truck business, based on their respective strengths, is designed to enhance the Company's strategic fuel-cell position, particularly against competitors who lack a lift truck platform, and strengthen the fuel-cell business profitability position more effectively and more quickly. Nuvera is focused on lowering the costs of manufacturing the fuel-cell engines and enhancing their reliability increasingly over future quarters, with the objective of reaching quarterly break-even during 2018 by achieving target costs and target fuel-cell engine volumes. The Lift Truck business expects to reach the sales levels of fuel cell-powered lift trucks in 2018 that will position Nuvera to achieve its volume objective.
Customers are increasingly seeing the benefit of fuel-cell power. Hyster-Yale believes that demand for Nuvera solutions will increase significantly in 2017/2018 and beyond. The Company also believes that the commercialization of Nuvera fuel cell-related technologies will reinforce the Company’s core strategies and help drive further lift truck unit market share growth, as well as meet core customer needs. It also provides the Lift Truck business with the ability to expand its power solutions offerings to provide best-in-class energy solutions to its customers by integrating fuel cells with lift trucks in ways that are expected to optimize the performance and energy efficiency of the total lift truck system.

*****

Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Tuesday, May 2, 2017 at 10:30 a.m. eastern time. The call may be accessed by dialing (877) 201-0168 (Toll Free) or (647) 788-4901 (International), Conference ID: 4083300, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 9, 2017. The online archive of the broadcast will be available on the Hyster-Yale website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) the political and economic uncertainties in the countries where the Company does business, (4) customer acceptance of pricing, (5) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (6) exchange rate fluctuations, changes in import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (7) delays in manufacturing and delivery schedules, (8) bankruptcy of or loss of major dealers, retail customers or suppliers, (9) customer acceptance of, changes in the costs of, or delays in the development of new products, (10) introduction of new products by, or more favorable product pricing offered by, competitors, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (14) the successful commercialization of Nuvera's technology and (15) unfavorable effects of the United Kingdom's exit from the European Union on global operations.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names.  Subsidiaries of Hyster-Yale Group include Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel-cell stacks and engines, on-site hydrogen production and dispensing systems, and Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables under the Bolzoni Auramo and Meyer brand names.  For more information about Hyster-Yale Materials Handling, Inc. and its subsidiaries visit the Company's websites at www.hyster-yale.com and www.bolzonigroup.com.

*****

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2017	2016
	(In millions, except per share data)

Revenues	$713.1	$604.2
Cost of sales	587.0	506.3
Gross Profit	126.1	97.9
Selling, general and administrative expenses	102.7	88.2
Operating Profit	23.4	9.7
Other (income) expense
Interest expense	1.8	1.1
Income from unconsolidated affiliates	(2.1)	(1.3)
Other	(0.6)	1.0
Income before Income Taxes	24.3	8.9
Income tax provision (benefit)	6.2	(1.0)
Net (income) loss attributable to noncontrolling interest	—	0.1
Net Income Attributable to Stockholders	$18.1	$10.0

Basic earnings per share	$1.10	$0.61

Diluted earnings per share	$1.10	$0.61

Basic weighted average shares outstanding	16.421	16.352
Diluted weighted average shares outstanding	16.474	16.399

EBITDA RECONCILIATION
	Quarter Ended
	6/30/2016	9/30/2016	12/31/2016	3/31/2017	LTM 3/31/2017
	(In millions)
Net Income Attributable to Stockholders	$8.3	$12.3	$12.2	$18.1	$50.9
Noncontrolling interest income (loss)	—	(0.3)	(0.1)	—	(0.4)
Income tax provision (benefit)	3.5	(5.1)	(1.4)	6.2	3.2
Interest expense	2.0	1.9	1.7	1.8	7.4
Interest income	(0.7)	(0.5)	(0.4)	(0.3)	(1.9)
Depreciation and amortization expense	10.2	11.6	10.4	10.5	42.7
EBITDA*	$23.3	$19.9	$22.4	$36.3	$101.9

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and noncontrolling interest income (loss) plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2017	2016
	(In millions)
Revenues
Americas	$466.0	$417.2
EMEA	162.4	147.0
JAPIC	43.8	39.7
Lift truck business	$672.2	$603.9
Bolzoni	41.6	—
Nuvera	2.6	0.3
Eliminations	(3.3)	—
Total	$713.1	$604.2

Gross profit (loss)
Americas	$84.9	$72.2
EMEA	22.5	22.1
JAPIC	5.5	4.2
Lift truck business	$112.9	$98.5
Bolzoni	13.8	—
Nuvera	(0.6)	(0.6)
Total	$126.1	$97.9

Operating profit (loss)
Americas	$29.8	$15.4
EMEA	1.5	2.0
JAPIC	(0.7)	(1.6)
Lift truck business	$30.6	$15.8
Bolzoni	2.3	—
Nuvera	(9.5)	(6.1)
Total	$23.4	$9.7

Net income (loss) attributable to stockholders
Americas	$20.5	$13.1
EMEA	1.1	1.4
JAPIC	0.7	(0.8)
Lift truck business	$22.3	$13.7
Bolzoni	1.5	—
Nuvera	(5.7)	(3.7)
Total	$18.1	$10.0

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Three Months Ended
	March 31
	2017	2016
	(In millions)
Net cash provided by (used for) operating activities	$102.0	$(18.3)
Net cash provided by (used for) investing activities	(7.1)	1.8
Cash Flow Before Financing Activities	$94.9	$(16.5)

	March 31, 2017	December 31, 2016
Debt	$143.1	$211.2
Cash	65.3	43.2
Net Debt	$77.8	$168.0